Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Shannon Wherry Director of Corporate Communications swherry@ff-inc.com (469) 207-9482

First Foundation Inc. Announces Senior Leadership Appointments

Christopher M. Naghibi named Chief Operating Officer,
Hugo Nuño named Chief Banking Officer

DALLAS, TX – December 6, 2022 –First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, today announced Christopher M. Naghibi, who has served as Executive Vice President, Chief Credit Officer of the Bank since October 2014, will serve as Executive Vice President, Chief Operating Officer of the Bank, effective immediately. Additionally, Hugo Nuño, who has served as Chief Risk Officer since 2012, will serve as Executive Vice President, Chief Banking Officer, a newly created position, effective immediately.

“Elevating the positions of Chris and Hugo allows the company to take advantage of its extremely deep bench of talented banking professionals,” said Scott F. Kavanaugh, President and CEO. “Like many financial services companies, we are actively optimizing our workforce, identifying the right talent for critical positions, and realigning the organization to best execute against our commitments to clients and shareholders.”

Naghibi joined First Foundation Bank in September 2007. He previously served as an underwriter between September 2007 and September 2008; as Vice President, Credit Underwriting Manager of the Bank between September 2008 and January 2010; and as Senior Vice President, Credit Underwriting Manager of the Bank between January 2010 and October 2014. Naghibi is an attorney, licensed in the State of California since 2018 and in the State of Washington since 2021. He is a real estate broker, licensed in the State of California since 2007. He is also a general building contractor (Class B), licensed in the State of California since 2019.

In his role as Chief Operating Officer, Naghibi will continue to have executive oversight of the Bank’s credit organization, loan servicing, C&I Lending. In addition, he will assume responsibility for Product and Online Banking Operations; Depository, Specialty, Treasury and Commercial Client Service Sales; and Retail Banking.

Nuño joined the First Foundation in September 2009. He previously served as Vice President, Compliance Manager between September 2009 and November 2010; as Senior Vice President, Retail Operations and Compliance between November 2010 and January 2012; as Chief Risk Officer between January 2012 and October 2014; and as Executive Vice President, Chief Operating Officer and Chief Risk Officer between October 2014 and January 2017. Prior to joining the Bank in September 2009, he served as Executive Operating Officer at Sunwest Bank. Past positions also include National Compliance Manager for Banco Popular North America, Director of Operations, Branch Administrator and Human Resources Director for Universal Bank, Chief Compliance Officer for East West Bank and Director of Training at East West Bank.

In his role as Chief Banking Officer, Nuño will continue to have executive oversight of the Risk Management, Compliance and Bank Secrecy Act (“BSA”). In addition to those responsibilities, he will oversee Central Operations Services.

Lillian Gavin who has served as Senior Vice President, Deputy Chief Credit Officer since March 2017, will immediately assume the role of Senior Vice President, Chief Credit Officer. Gavin has over 35 years of credit and regulatory experience, performing and managing a full range of credit and regulatory functions, which include overseeing credit quality, mitigating and reporting on credit and regulatory risk exposures, and quantifying such exposures through reserving. Gavin will continue to report to Chris Naghibi.

Marsha Vick, CISA®, CRP®, CRISC®, CICA®, Senior Vice President, Director of Audit, who joined the Bank in September 2017, will now assume the role of Senior Vice President, Chief Risk Officer. Vick began her banking career in 1987 and has over 25 years of audit and risk experience. She joined First Foundation Bank in 2017 as a Risk Manager and Auditor before being promoted to Director of Audit in April 2022. Vick will continue to report to Hugo Nuño.

“I have full confidence that these appointments will greatly benefit the organization,” said Scott F. Kavanaugh, President and CEO. “Their collective business acumen and banking expertise will allow us to maintain a competitive edge and take market share in this current economic environment.”

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

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